Exhibit 99.1
FOR IMMEDIATE RELEASE
Brookside Contact:
Nicholas Salerno
ANA Consultants, LLC
(813) 787-0760
Brookside Technology Reaches Agreement in Principal with Financial Partners
     April 1st, 2010 — Brookside Technology Holdings Corp. (OTCBB:BKSD) today announced that it has reached a non-binding agreement in principle with Chatham Credit Management III LLC, the Company’s senior lender (“Chatham Capital”), and Vicis Capital Master Fund, a sub-trust of Vicis Capital Series Master Trust, and the Company’s largest preferred shareholder (“Vicis”), to restructure the Company’s senior credit facility and to further capitalize the Company. Among other things, the Company anticipates that, at the closing of the contemplated transactions, Vicis would invest an additional $3 million in equity and Chatham Capital would agree to modify the Company’s senior credit facility to waive all prior defaults, extend the term of the senior loan to September 23, 2012, and eliminate and/or modify certain financial covenants.
     Michael Nole, Chairman and CEO of Brookside, commented, “The past year has demonstrated the great resolve of our Company, the tremendous loyalty of our employees and customers alike, and the support of our financial partners. This anticipated restructuring and capitalization comes at a time when our Company is gaining momentum and serving a growing range of organizations and geographical markets. Additionally, this event enables us to once again look for accretive acquisitions that align with our business model and further expand our national footprint.” With offices throughout California, Kentucky, Indiana and Texas, the Company is becoming one of the largest distributors of voice and data convergent communications, video and Web conferencing, access control, security and surveillance.
     Shad Stastney, Managing Partner of Vicis added, “Vicis has never been so confident in Brookside and its management team. We believe our additional equity investment will provide the necessary working capital for the Company to enhance its organic growth and target attractive acquisitions.” The closing of the contemplated restructuring and capitalization is expected to occur by April 15, 2010, but is subject to various conditions, including the preparation and execution of mutually acceptable loan modification and equity investment agreements. While the Company is working diligently towards a timely closing and does not anticipate any obstacles in this process, there can be no assurances that these conditions will be satisfied or the contemplated transactions completed.
About Brookside Technology Holdings Corp
Brookside Technology Holdings Corp., through its subsidiary Companies, is a leading provider of voice and data convergent communications, video and Web conferencing, access control, security and surveillance. Specializing in analyzing, designing, selling, and implementation, Brookside offers a unique portfolio of products and services that solve today’s telecommunications challenges by combining technology, business, and financial solutions. Brookside’s customers include both commercial and state/government organizations of all types and sizes throughout the United States. The Company seeks to grow organically and through the acquisition of complementary businesses looking to capitalize on the highly specialized growth market of providing turnkey converged voice and data solutions. With a proven track record of acquiring profitable businesses at attractive valuations, Brookside plans to leverage its expanding capabilities and combined customer bases of its portfolio companies. Additional information on the company can be found at www.brooksideus.com.